Exhibit 99.1

   Arrow Electronics Announces Additional Share Repurchase Program

     --Repurchase to Offset Dilution From Stock Options and Other
                   Stock-Based Compensation Plans--


    MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 11, 2007--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by its Board of Directors of authority to repurchase an additional $100 million of common stock through a share repurchase program. The company expects to repurchase shares in such amounts as to offset the dilution from the exercise of stock options and other stock-based compensation plans. This share repurchase program is in addition to the $100 million program that was authorized in February 2006. To date, the company has repurchased $84.2 million of common stock under this initial program.

    Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of 260 locations in 55 countries and territories.

    CONTACT: Arrow Electronics, Inc.
             Sabrina N. Weaver, 631-847-5359
             Director, Investor Relations
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications